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Securities and Exchange Commission
Washington, D.C. 20549


May 12, 1998


Ladies and Gentlemen:

We were previously principal accountants for Digital Recorders, Inc. and, under the date of March 20, 1998, we reported on the consolidated financial statements of Digital Recorders, Inc. and subsidiaries as of and for the years ended December 31, 1997 and 1996. On May 5, 1998, our appointment as principal accountants was terminated. We have read Digital Recorders, Inc.'s statements included under Item 4 of its Form 8-K dated May 12, 1998, and we agree with such statements.

Very truly yours,


KPMG Peat Marwick LLP